                                                                      Exhibit 12

               Piedmont Natural Gas Company, Inc. And Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1994 through 1998
                     and Twelve Months Ended April 30, 1999
                       (in thousands except ratio amounts)


                                       April 30,
                                          1999          1998          1997          1996          1995         1994
                                        --------      --------      --------      --------      --------      -------
Earnings:
   Net income from continuing
     operations                         $ 58,832      $ 60,313      $ 54,074      $ 48,562      $ 40,310      $35,506
   Income taxes                           37,922        38,807        34,650        30,928        25,442       21,407
   Fixed charges                          37,683        38,415        39,263        37,009        35,651       29,736
                                        --------      --------      --------      --------      --------      -------
     Total Adjusted Earnings            $134,437      $137,535      $127,987      $116,499      $101,403      $86,649
                                        ========      ========      ========      ========      ========      =======

Fixed Charges:
   Interest                             $ 36,039      $ 36,453      $ 36,949      $ 34,511      $ 33,224      $27,671
   Amortization of debt expense              304           304           346           345           336          334
   One-third of rental expense             1,340         1,658         1,968         2,153         2,091        1,731
                                        --------      --------      --------      --------      --------      -------
     Total Fixed Charges                $ 37,683      $ 38,415      $ 39,263      $ 37,009      $ 35,651      $29,736
                                        ========      ========      ========      ========      ========      =======

Ratio of Earnings to Fixed Charges          3.57          3.58          3.26          3.15          2.84         2.91
                                        ========      ========      ========      ========      ========      =======


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